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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this registration statement on Form S-4 of PolyOne Corporation of our report dated January 27, 2003, with respect to the consolidated balance sheet of Oxy Vinyls, LP as of December 31, 2002, and the related consolidated statements of operations, changes in partners' capital, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of PolyOne Corporation. The 2001 and 2000 financial statements of the Partnership were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 28, 2002.


                                        /s/ KPMG LLP

Dallas, Texas
May 6, 2003